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
Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940
10f-3 TRANSACTIONS FOR THE PERIOD JUNE 1, 1999 THROUGH AUGUST 31, 1999

ALLIANCE INTERNATIONAL PREMIER GROWTH FUND




											                                                       % of
								                                    Shares 	   Total	  Offering
								                                    Purchased  Shares	 Purchased 	            Shares
        	    	Date	   	Shares  	Price per   by Fund		  Offered  by	       	Purchased	 Held
Security*  	Purchased 	Purchased	   Share	 	Group    	 (000)	   Group (1)	  From 	   	07/30/99
REPSOL SA   	07/07/99  	16,900	   	$19.95  	2,577,800 	57,000	  4.52%	   	Goldman Sachs
                                                              													Europe




* Unless otherwise indicated, the securities were part of an issue registered under the
Securities Act of 1933 and offered to the public.

** Indicates the purchase of an Eligible Rule 144A Security.

1) Purchase by all Alliance Funds, including the Fund, may not exceed:

a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount
of the offering of such class; or

b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.

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